Exhibit 99.1

Blink Charging Acquires UK Electric Vehicle Infrastructure Leader EB Charging

The acquisition adds more than 1,150 EV chargers to Blink’s global footprint and marks the company’s first entry into the UK, expanding its rapidly growing presence in Europe and internationally

Miami Beach, FL - April 26, 2022 – Blink Charging Co. (Nasdaq: BLNK, BLNKW) (“Blink” or the “Company”), a leading owner, operator, and provider of electric vehicle (EV) charging equipment and services, today announced that its wholly-owned European subsidiary, Blink Holdings BV, has acquired Electric Blue Ltd. (EB Charging), a provider of integrated EV charging and sustainable energy solutions based in the United Kingdom. This acquisition marks Blink’s first entry into the UK and adds more than 1,150 chargers, installed or committed for delivery, to its footprint, accelerating Blink’s global expansion, now present in more than 18 countries. The purchase price of this acquisition is up to approximately $23.4 million, in a combination of cash, stock and earn out.

Since 2015, EB Charging has grown rapidly, servicing over 80 customers, principally local authorities, NHS healthcare trusts, universities and fleets. EB Charging’s diverse suite of Level 2 and DC fast products have been installed in over 40 municipalities across the UK. Like Blink, EB Charging offers an owner-operator model, providing customers and partners with flexible, personalized and strategic business opportunities to achieve customer goals whether they want to own, partner with, or host their charging infrastructure.

Michael Farkas, Founder and CEO of Blink Charging stated, “Blink will be working with EB Charging to establish a Blink presence in the UK, allowing us to bring a unified global experience. Together, we have a robust portfolio of EV charging solutions that offer advanced EV charging applications and a state-of-the-art EV network. EB Charging is an established and well-known EV charging company with a proven track record of success. Blink will expand EB Charging’s product offerings to include new commercial and home chargers, new global network services and apps, and new EV fleet management tools. The acquisition will further solidify Blink’s goal of creating a seamless global experience for all EV charging customers.”

“Blink and EB Charging have a shared mission to advance EV charging through strategic owner-operator models that provide for greater flexibility and better outcomes. With the recent government incentives, EB Charging is the ideal business to integrate into the Blink umbrella. We’re excited to have a significant presence in an important market through this acquisition and play an integral role in helping the UK to achieve its electrification goals,” said Mr. Farkas.

As one of the first countries to commit to ban the sale of fossil fuel vehicles by 2030, the UK is a notable leader in the transition to electric transportation. Last month, the UK heightened its commitment to increase the number of charge points tenfold to 300,000 by the end of the decade, alongside an announcement of a £1.6 billion strategy to increase public EV infrastructure. The acquisition of EB Charging will allow Blink to tap into the opportunities for growth in this market and increase its footprint across Europe.

EB Charging Managing Director Alex Calnan said: “Blink’s experience, supply chain, and investment will enable us to install more charge ports, more quickly, serve more EV driving customers, and deliver on our commitment to customer excellence and innovation. Working with Blink, we can quickly and efficiently serve our current £12 million orderbook, significantly growing the EV charger footprint in the UK. Blink is a substantial business in the US and will continue to add tremendous value to its international acquisitions and partners. We are delighted to become part of the Blink family.”

“The UK has continued to demonstrate global leadership in accelerating the transition to EVs and EB Charging is an evident example of this,” said Miko de Haan, Managing Director of Europe at Blink Charging. “With clear alignment of values and innovation, our agreement to acquire EB Charging will allow us to deliver first-class charging solutions to drivers and partners across the UK, while driving forward our expansion across Europe.”

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ABOUT BLINK CHARGING

Blink Charging Co. (Nasdaq: BLNK, BLNKW) is a leader in electric vehicle (EV) charging equipment and has deployed over 30,000 charging ports across 18 countries, many of which are networked EV charging stations, enabling EV drivers to easily charge at any of the Company’s charging locations worldwide. Blink’s principal line of products and services include the Blink EV charging network (“Blink Network”), EV charging equipment, EV charging services, and the products and services of recent acquisitions, including Blue Corner and BlueLA. The Blink Network uses proprietary, cloud-based software that operates, maintains, and tracks the EV charging stations connected to the network and the associated charging data. With global EV purchases forecasted to rise to 10 million vehicles by 2025 from approximately 2 million in 2019, the Company has established key strategic partnerships for rolling out adoption across numerous location types, including parking facilities, multifamily residences and condos, workplace locations, health care/medical facilities, schools and universities, airports, auto dealers, hotels, mixed-use municipal locations, parks and recreation areas, religious institutions, restaurants, retailers, stadiums, supermarkets, and transportation hubs. For more information, please visit https://www.blinkcharging.com/.

Forward-Looking Statements

This press release contains forward-looking statements as defined within Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, along with terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should,” and other comparable terms, involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief, or current expectations of Blink Charging and members of its management, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements including potential benefits from the Company’s acquisition of EB Charging are not guarantees of future performance and involve risks and uncertainties, including those described in Blink Charging’s periodic reports filed with the SEC, and that actual results may differ materially from those contemplated by such forward-looking statements. Except as required by federal securities law, Blink Charging undertakes no obligation to update or revise forward-looking statements to reflect changed conditions.

Blink Media Contact

PR@BlinkCharging.com

EB Charging Contact

Vicki Hughes, 07775 513 541

vicki@fugupr.com

Blink Investor Relations Contact

IR@BlinkCharging.com

855-313-8187

Source(s)

1Tenfold expansion in chargepoints by 2030 as government drives EV revolution, GOV.UK, 03.25.22,

https://www.gov.uk/government/news/tenfold-expansion-in-chargepoints-by-2030-as-government-drives-ev-revolution